Exhibit 99

Quincy, Ill. - Titan International, Inc.
September 11, 2017

Contact:    Todd Shoot
Treasurer / VP, Investor Relations
(217) 221-4416

TITAN INTERNATIONAL, INC. RESPONDS TO RECENT COURT RULING AGAINST TWO SUBSIDIARIES

QUINCY, Ill.— Titan International, Inc. President and CEO, Paul Reitz, commented, “We respectfully disagree with the court’s ruling and will appeal. Titan Tire and Dico did not intend to arrange for the disposal of hazardous substances when they engaged in arms-length transactions with a third-party on identical terms to other transactions the government admits were not improper. We further object to any suggestion that Titan Tire or Dico exposed the public to any environmental risk, as the government’s own documents state that the actions in question ‘did not likely result in a significant health threat.’ We believe the court applied a more stringent standard to Titan Tire and Dico than has been applied to other companies in similar cases, and look forward to having the matter reviewed in the appellate court.”
In October 2010, the United States of America, on behalf of the Environmental Protection Agency (EPA), filed a complaint against Dico, Inc. (Dico) and Titan Tire Corporation (Titan Tire) in the U.S. District Court for the Southern District of Iowa, wherein the EPA sought civil penalties, punitive damages, and response costs against Dico and Titan Tire pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA).
In June 2015, Titan Tire and Dico, Inc. appealed the U.S. District Court’s order granting the EPA’s motion for summary judgment that found Dico and Titan Tire liable for civil penalties and response costs for violating CERCLA and Dico liable for civil penalties and punitive damages for violating an EPA Administrative Order.
In December 2015, the United States Court of Appeals for the Eighth Circuit reversed the District Court’s summary judgment order with respect to “arranger” liability for Titan Tire and Dico under CERCLA and the imposition of punitive damages against Dico for violating the EPA Administrative Order, but affirmed the summary judgment order imposing civil penalties in the amount of $1.62 million against Dico for violating the EPA Administrative Order. The case was remanded to the District Court for a new trial on the remaining issues.
The trial occurred in April 2017. On September 5, 2017, the District Court issued an order: (a) concluding Titan Tire and Dico arranged for the disposal of a hazardous substance in violation of 42 U.S.C. § 9607(a); (b) holding Titan Tire and Dico jointly and severally liable for $5.45 million in response costs previously incurred and reported by the United States relating to the alleged violation, including enforcement costs and attorney’s fees; and (c) awarding a declaratory judgment holding Titan Tire and Dico jointly and severally liable for all additional response costs previously incurred but not yet reported or to be incurred in the future, including enforcement costs and attorney’s fees. The District Court also held Dico liable for $5.45 million in punitive damages under 42 U.S.C. § 9607(c)(3) for violating a unilateral administrative order. The punitive damages award does not apply to Titan Tire.

Titan Tire and Dico intend to appeal the case to the United States Court of Appeals for the Eighth Circuit. Titan Tire and Dico intend to argue, among other things, that the District Court’s ruling misapplies governing law regarding arranger liability and holds them to a more stringent standard than has been applied in other cases. Titan Tire and Dico continue to assert they did not intend to arrange for the disposal of a hazardous substance in connection with the transactions at issue, but rather entered arms-length agreements with an unrelated third party for the sale of valuable, moveable steel buildings, exactly as they had done on an earlier occasion in which no arranger liability was alleged. The government’s own expert witness admitted that moveable steel buildings are valuable commercial products, and Titan Tire’s and Dico’s internal communications consistently referred to the transactions as “sales” and not disposals of waste. Moreover, the government’s position at trial on the costs Titan Tire and Dico allegedly avoided from the transactions in question was inconsistent with cost-related guidance the government provided to them shortly before the transactions occurred. Titan Tire and Dico look forward to having the matter reviewed in the Court of Appeals.

Safe harbor statement: This press release contains forward-looking statements, which statements are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "plan," "would," "could," "outlook," "potential," "may," "will" and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.’s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to risks detailed in Titan International, Inc.'s periodic reports filed with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2016. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to several risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

About Titan
Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in Quincy, Illinois, the company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.
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